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                                                                   Exhibit 10.37

                                 GADZOOKS, INC.
                           4121 INTERNATIONAL PARKWAY
                             CARROLLTON, TEXAS 75007

                                 April 29, 2004

Carolyn Greer
50 Sutton Place South
New York, New York 10022

Dear Carolyn:

      This letter is to confirm certain compensatory terms of your employment as President and Chief Merchandising Officer of Gadzooks, Inc (the "COMPANY"). In your capacity as President and Chief Merchandising Officer, your compensation will include:

      -     A base salary of $450,000 on an annualized basis.

      - A bonus of $250,000 upon the confirmation and consummation of a plan of reorganization for the Company.

      - The grant of stock options to acquire 350,000 shares of the Company's common stock at an exercise price equal to the fair market value per share of the Company's common stock on the date of grant. The options will vest on the later of (i) the first anniversary of the date of grant, and (ii) the date the Company successfully reorganizes its business under Chapter 11 of the United States Bankruptcy Code. Your actual rights under the options will be subject to the terms of a written stock option agreement between you and the Company.

      - In the event your employment with the Company is terminated following a Change of Control (as defined below) or for any reason other than for Cause (as defined below), you will be entitled to the $250,000 post-bankruptcy bonus, when and if it becomes payable as set forth above, and your stock options will vest without regard to the one-year vesting period and in accordance with your written stock option agreement.

      -     Benefits generally available to executive officers of the Company.

      For purposes of this letter, "CAUSE" shall mean (i) a substantial and continued failure to perform your material duties or obligations to the Company (other than a failure resulting from your incapacity due to physical or mental illness), which failure

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Carolyn Greer
April 29,2004
Page 2

continued for at least thirty days after written notice is received by you specifying the alleged failure in reasonable detail, (ii) conviction of a felony or other crime of moral turpitude, (iii) dishonesty or fraud in connection with the business of the Company, or (iv) willful engagement in conduct injurious to the Company.

      For purposes of this letter, a "CHANGE IN CONTROL" shall mean the occurrence of any of the following events:

      (a) An acquisition by any person (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that none of the following acquisitions will constitute a Change of Control: (i) by a Company employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (a "SUBSIDIARY"), (ii) directly from the Company or any Subsidiary,
(iii) by the Company or any Subsidiary, or (iv) pursuant to a transaction that complies with clauses (1)(A), (B) and (C) of paragraph (c) of this definition;

      (b) The individuals who, as of the date hereof, constitute the Board of Directors (the "INCUMBENT BOARD") cease for any reason to constitute at least seventy percent (70%) of the members of the Board of Directors; provided, however, that if the election, or nomination for election by the Company's shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board, unless such individual initially assumed office as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Company, including by reason of any agreement intended to avoid or settle any election or proxy contest; or

      (c) The consummation of (1) a merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued, unless (A) the shareholders of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least sixty percent (60%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "SURVIVING CORPORATION") in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization, (B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least seventy percent (70%) of the

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Carolyn Greer
April 29,2004
Page 3

members of the board of directors of the Surviving Company or a corporation beneficially directly or indirectly owning a majority of the voting securities of the Surviving Corporation, and (C) no person other than (i) the Company, (ii) any Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation or reorganization, was maintained by the Company, the Surviving Corporation, or any Subsidiary, or (iv) any person who, immediately prior to such merger, consolidation or reorganization had beneficial ownership of twenty percent (20%) or more of the then outstanding voting securities or common stock of the Company, has beneficial ownership of twenty percent (20%) or more of the combined voting power of the Surviving Corporation's then outstanding voting securities or its common stock; or (2) the sale or other disposition of all or substantially all of the assets of the Company to any person (other than a transfer to a Subsidiary).

      This letter is a summary of the compensatory terms of your employment by the Company. You are employed by the Company at will, which means that either you or the Company may terminate the employment relationship at any time, for any reason, with or without notice. This letter is not intended, and shall not be construed, to be or to create a contract of employment for any fixed period of time, and you agree and acknowledge that no such contract exists between you and the Company, oral or written.

                                           Sincerely,

                                           /s/ Gerald R. Szczepanski
                                           -------------------------------------
                                           Gerald R. Szczepanski
                                           Chairman of the Board and Chief
                                                Executive Officer

Agreed and accepted:

/s/ Carolyn Greer Gigli                    April 29, 2004
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Carolyn Greer                              Date